Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Post-effective Amendment No. 1 to the following Registration Statements pertaining to Wesbanco, Inc.’s Incentive, Bonus, Option and Restricted Stock Plan:

•	Registration Statement (Form S-8 No. 333-107736),

•	Registration Statement (Form S-8 No. 333-166541),

•	Registration Statement (Form S-8 No. 333-217398),

•	Registration Statement (Form S-8 No. 333-255443),

•	Registration Statement (Form S-8 No. 333-278833);

of our reports dated March 2, 2026, with respect to the consolidated financial statements of Wesbanco, Inc. and the effectiveness of internal control over financial reporting of Wesbanco, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

April 23, 2026